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[LETTERHEAD OF ROPES & GRAY]

October 29, 2004


MassMutual Premier Funds
1295 State Street
Springfield, MA 01111

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the "Registration Statement") filed under the Securities Act of 1933, as amended, by MassMutual Premier Funds (formerly, The DLB Fund Group) (the "Trust") for the registration of an indefinite number of its shares of beneficial interest (the "Shares"). The Shares are proposed to be sold pursuant to a General Distributor's Contract dated October 29, 2004 (the "Distributor's Contract") between the Trust and MML Distributors, LLC.

We have acted as counsel for the Trust in connection with the Registration Statement. We are familiar with the action taken by its Trustees to authorize this issuance of the Shares. We have examined its records of Trustee and shareholder action, its Bylaws, and its Agreement and Declaration of Trust, as amended, on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of such Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

We are of the opinion, with respect to the series listed on Exhibit A hereto (each a "Fund"), that the Trust is authorized to issue an unlimited number of Shares of each Fund; and that when the Shares are issued and sold pursuant to the Distributor's Contract, they will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides for indemnification out of the property of a portfolio series for all loss and expense of any shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of

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shareholder liability is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to such Registration Statement.


Very truly yours,

/s/ Ropes & Gray LLP
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Ropes & Gray LLP

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                                    Exhibit A

MassMutual Premier Balanced Fund (formerly, DLB Balanced Fund)

MassMutual Premier Diversified Bond Fund (formerly, DLB Diversified Bond Fund)

MassMutual Premier Short-Duration Bond Fund (formerly, DLB Short-Duration Bond
Fund)

MassMutual Premier Money Market Fund (formerly, DLB Money Market Fund)

MassMutual Premier Inflation-Protected Fund (formerly, DLB Inflation-Protected Bond Fund)

MassMutual Premier International Equity Fund (formerly, DLB International Equity
Fund)